Exhibit 99.2

AMENDMENT TO THE

CALIBERCOS INC.

2024 EQUITY INCENTIVE PLAN

THIS AMENDMENT (the “Amendment”) to the CaliberCos Inc. 2024 Equity Incentive Plan (as amended from time to time, the “Plan”), is made and adopted by CaliberCos Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based awards;

WHEREAS, Sections 10.1 and 10.2 of the Plan provide that the Company’s board of directors (the “Board”) may amend the Plan from time to time, except that any amendment relating to adjustments upon changes in Common Stock must be approved by the stockholders of the Company;

WHEREAS, the Board now desires to amend the Plan to change the number of shares of Common Stock available for the grant of awards under the Plan and to provide for evergreen increases under the Plan in future years until the ten (10) year anniversary of the Plan, subject to the approval of the Company’s stockholders.

NOW, THEREFORE, BE IT RESOLVED, that, subject to the approval of the Company’s stockholders, the Plan shall be amended as set forth below:

1. Section 4.1 of the Plan is hereby deleted and replaced in its entirety with the following:

4.1 Number of Shares. Subject to adjustment, as provided in Section 4.3, the total number of Shares available for grant under the Plan shall be one million two hundred (1,200,000). Shares granted under the Plan may be authorized but unissued Shares or reacquired Shares bought on the market or otherwise. Notwithstanding the foregoing, on the first day of each month commencing January 1, 2027, or the first business day of the calendar year if the first day of the calendar year falls on a Saturday or Sunday, the number of Shares eligible for Awards under the Plan will automatically increase in an amount equal to 15% of the total number of Shares outstanding as of December 31st of the preceding fiscal year.

FURTHER RESOLVED, that except as amended hereby, the Plan shall continue to read in the current state and is specifically ratified and reaffirmed.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as evidence of its adoption by the Board of Directors of the Company.

CALIBERCOS INC.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler, II
Title:	Chief Executive Officer